Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2014

62% Revenue Growth as Reimbursement and Testing Volumes Improve

SAN DIEGO, Calif. – July 29, 2014—Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $39.8 million for the second quarter of 2014, an increase of 62% compared to revenues of $24.5 million for the second quarter of 2013.

The Bioscience business segment, which was sold on May 30, 2014, has been accounted for as a discontinued operation and consequently its results have been excluded from continuing operations for all periods.

Revenues from the Sequenom Laboratories business are recorded primarily on a cash basis. In the second quarter, Sequenom Laboratories began using accrual accounting for several third-party payors. This accounting change during the quarter resulted in a net revenue increase of $1.9 million, based upon accrued revenue of $5.7 million for those payors, compared to $3.8 million in cash received during the quarter from those payors for tests during the quarter. International revenue, accounted for on an accrual basis, contributed 12.3% of diagnostic services revenues in the second quarter of 2014. In total, over 26% of our revenue in the second quarter is accounted for on the accrual basis of accounting.

Total patient samples accessioned increased over 7% to 50,100 patient samples during the second quarter of 2014 compared to the prior year second quarter. Approximately 40,800 of those patient samples accessioned were for the MaterniT21™ PLUS laboratory-developed test (LDT), compared to approximately 38,000 in the second quarter of 2013, an increase of more than 7% compared to the prior year quarter. On a sequential basis, the volume of MaterniT21™ PLUS tests increased by about 3% over the first quarter of 2014, while total tests accessioned remained stable.

Sequenom Laboratories has continued to increase the volume of Medicaid tests accessioned in 15 states that are now providing reimbursement for its tests while limiting the Medicaid volume in states that are not yet reimbursing for its tests. The volume of Medicaid tests was 18% of total tests accessioned in the second quarter of 2014 compared with 16% in the first quarter of 2014 and 26% in the second quarter of 2013, when Sequenom’s reimbursement policy for Medicaid was implemented. Sequenom Laboratories is continuing to work with other Medicaid programs that have not yet implemented the new molecular diagnostic codes following the coding changes which were implemented at the beginning of 2013.

Sequenom Laboratories continues its negotiations with the payor community. As of June 30, 2014, more than 140 million lives are covered for the MaterniT21 PLUS test. We now have agreements with three of the top five national payors, including a master service agreement with the largest US insurance association.

Total cost of revenues increased to $22.4 million for the second quarter of 2014, compared to $20.6 million for the prior year period. Cost of revenues increased primarily due to the increase in Sequenom Laboratories’ test volumes and costs to support increased testing capacity.

Gross margin for the second quarter of 2014 was 44% as compared to gross margin of 16% for the second quarter of 2013. This improvement is attributable primarily to the increase in collections for tests performed in the current and prior quarters, the change to accrual accounting for certain payors and improved efficiencies in processing patient samples.

Total operating expenses for the second quarter of 2014 were $30.6 million, as compared to total operating expenses of $33.1 million for the second quarter of 2013, primarily as a result of the completion of the validation of the North Carolina laboratory site in the second quarter of 2013. Total operating expenses for the second quarter of 2014 were up sequentially from total operating expenses of $28.7 million for the first quarter of 2014 as a result of the non-cash stock compensation expense related to the retirement of the former chief executive officer and the additional restructuring costs related to the exited facility which the Company has been unable to sublease. Excluding these amounts, total operating expenses for the second quarter of 2014 were $28.4 million, in line with the first quarter of 2014.

Selling and marketing expenses decreased to $7.9 million for the second quarter of 2014 from $10.0 million year-over-year, resulting primarily from lower labor costs related to the restructuring completed in the third quarter of 2013 and a reduction in the associated expenses. Research and development expenses of $7.1 million for the second quarter of 2014 were down from $10.9 million in the second quarter of 2013, which included the completion of the validation of the laboratory site in North Carolina in June 2013.

General and administrative expenses for the second quarter of 2014 were $14.6 million, as compared to $12.2 million for the second quarter of 2013, primarily due to increased legal expenses associated with patent litigation, and $1.4 million in non-cash charges primarily related to changes in the terms of equity awards upon the retirement of the former chief executive officer in the second quarter of 2014. General and administrative expenses were up sequentially from $12.5 million from the first quarter of 2014 as a result of the same factors. Total litigation expenses in the second quarter of 2014 amounted to $5.3 million.

Loss from operations for the second quarter of 2014 was $13.2 million, as compared to $29.2 million, for the same period in 2013.

The Company received proceeds of $33.0 million upon the sale of the Biosciences business, including the milestone payment of $2.0 million which was received upon obtaining U.S. Food and Drug Administration clearance for the IMPACT Dx™ Factor V Leiden and Factor II Genotyping Test for use on the IMPACT Dx™ System. As a result of the sale, the Company recorded a gain on the sale of discontinued operations of $23.4 million, less tax expense of $9.6 million, and a loss from discontinued operations of $1.0 million during the second quarter of 2014. The loss from continuing operations in the second quarter of 2014 reflects a tax benefit of the loss as a result of the gain on the sale of the Bioscience business which is reflected in discontinued operations.

Net earnings for the second quarter was $4.5 million, or $0.04 per share, as a result of the sale of the Bioscience business in the second quarter of 2014, compared to a net loss of $31.0 million in the second quarter of 2013, or $0.27 per share. Excluding the impact of the discontinued operations on net earnings, Sequenom experienced a net loss from continuing operations for the second quarter of $0.07 per share, including a tax benefit of $0.06 per share, compared with a net loss of $0.27 per share in the second quarter of 2013.

Cash burn related to continuing operations for the second quarter of 2014 was $4.1 million, compared to $41.5 million in the same period of 2013 and $18.4 million in the first quarter of 2014. The cash burn related to continuing operations for the first quarter of 2014, excluding annual royalty payments of $4.8 million and semi-annual debt service payments of $3.3 million, was $10.3 million. Cash burn does not reflect the operations or net proceeds from the sale of the Bioscience business.

Unrecorded diagnostic accounts receivable are estimated to be $36 to $40 million as of June 30, 2014. This range has decreased by approximately $6 million as a result of the adoption of accrual accounting for certain payors, resulting in recorded receivables of approximately $1.9 million, and collections during the second quarter.

“We are pleased with the steady improvements in reimbursements and collections resulting in increased revenues,” said Carolyn Beaver, Chief Financial Officer, Sequenom. “We will continue to evaluate our collection history with the goal to move to accrual accounting for additional payors. We also remain focused on our cost improvement initiatives as we look to continue to build value for our shareholders.”

First Half Results

For the first half of 2014, the Company reported revenues of $76.8 million, an increase of 43% from revenues of $53.6 million for the first half of 2013. Revenues improved primarily due to increased collections and higher test volumes.

Gross margin for the first half of 2014 was 41% of revenues as compared to gross margin of 22% for the first half of 2013, a difference primarily attributable to the improved collections for tests performed in the current and prior quarters and the increased test volumes for Sequenom Laboratories.

Total operating expenses for the first half of 2014 were $59.3 million, as compared to total expenses of $67.9 million for the first half of 2013. This change reflects decreased selling and marketing expenses resulting primarily from lower labor and related costs following the August 2013 restructuring. Total stock-based compensation expense was $6.5 million for the first half of 2014, up from $5.0 million as compared to the first half of 2013, principally as the result of the retirement of the former chief executive officer in the second quarter of 2014.

During the first half, an additional restructuring charge of $1.9 million was recorded in connection with changes in assumptions regarding the expected sublease income to be received for a facility the Company exited in the third quarter of 2013.

Loss from operations for the first half of 2014 was $27.6 million, as compared to $56.0 million, for the same period in 2013.

Net loss for the first half of 2014 was $11.2 million, or $0.10 per share, as compared to net loss of $60.4 million, or $0.52 per share for the same period in 2013, reflecting the growth in revenue from the MaterniT21 PLUS test and the sale of the Bioscience business segment in 2014, including the related tax benefit for the loss on continuing operations for the first half of 2014.

Net cash used in operating activities was $18.2 million for the first half of 2014, compared to $55.2 million in the same period in the prior year. The decrease in cash used in operating activities for the first half of 2014 is the result of the increase in revenue and the reduction in operating expenses. The change was not impacted by the operations or proceeds from the sale of the Bioscience business.

As of June 30, 2014, total cash, cash equivalents, and marketable securities were $82.1 million.

Operational Updates

In the first half of 2014, Sequenom Laboratories accessioned more than 80,000 MaterniT21 PLUS tests, and more than 100,000 total test samples for all its LDTs, compared to 73,000 MaterniT21 PLUS tests and 91,200 tests in total for the first half of 2013.

The Company recently announced a test send-out agreement and a licensing agreement with Quest Diagnostics for noninvasive prenatal aneuploidy testing, gaining access to its broad physician network in the United States and certain other countries. Sequenom Laboratories anticipates receiving its first samples from Quest Diagnostics sometime in the third quarter.

Last week, Sequenom Laboratories announced that it has completed the development of the VisibiliT™ laboratory-developed test, which provides a risk score for common fetal chromosomal aneuploidies that are normally evaluated within conventional prenatal serum screen tests. The results of a clinical evaluation study of the VisibiliT test were shared at the 18th International Conference on Prenatal Diagnosis and Therapy (ISPD) in Brisbane, Australia, earlier this month. Performance of the VisibiliT test was determined by a clinical evaluation study of over 1,000 low and high risk samples, and demonstrated greater than 99% sensitivity and 99.9% specificity for trisomies 21 and 18. This performance has been maintained over subsequent validation studies which in total now exceed more than 100 trisomy 21 and 30 trisomy 18 samples.

Sequenom Laboratories is the first test service provider to offer two distinct noninvasive prenatal testing options, enabling greater testing access and flexibility for providers and patients. Sequenom Laboratories plans to first launch the VisibiliT test internationally in August 2014.

“The launch of the VisibiliT test is an important achievement for the Company and another example of our continued leadership in the NIPT field,” said William Welch, Chief Executive Officer, Sequenom, Inc. “The VisibiliT test allows us to meet the growing demands to provide additional choices to better serve the broader prenatal testing community.”

Sequenom Laboratories also recently announced plans to launch the Enhanced Sequencing Series II for its MaterniT21 PLUS test. In August, the MaterniT21 PLUS test will begin reporting additional findings for the presence of additional subchromosomal microdeletions, including 11q deletion (Jacobsen syndrome), 8q deletion (Langer-Giedion syndrome), and 4p deletion (Wolf-Hirschhorn syndrome). These microdeletions are associated with various clinical conditions that can result in physical and developmental issues. With the Enhanced Sequencing Series, the MaterniT21 PLUS test is the most comprehensive noninvasive prenatal test of-its-kind available on the market, providing detailed information for use in patient care.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended June 30, 2014. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information

A conference call hosted by William Welch, CEO, and other members of senior management will take place today, July 29, at 5:00 pm EST (2:00 pm PST) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 6771138. For interested parties unable to listen to the live conference call, a replay will be available through Friday, August 29, 2014. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 internationally, and entering the conference number 10048854.

The conference call webcast is also accessible through the “Investors” section of the Sequenom Website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, August 29, 2014.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve molecular diagnostic markets. Web site: www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus on prenatal and ophthalmological diseases and conditions. Branded under the names HerediT™, MaterniT21™ PLUS, RetnaGene™, SensiGene™ and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, maternal fetal medicine specialists and ophthalmologists. Sequenom Laboratories is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies.

SEQUENOM®, HerediT™, MaterniT21™ PLUS, RetnaGene™, SensiGene™ and VisibiliT™, are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

The preliminary unaudited financial information for the three and six months ended June 30, 2014 set forth in this press release is based on information available at the time of this press release and is subject to further review by our independent accountants and management prior to our filing of our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2014. Therefore, these results for the period ended June 30, 2014 set forth in this press release could differ from the final results reported in our Quarterly Report on Form 10-Q for the same period. Furthermore, any results reported for any completed period should not be considered indications of our future performance.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom Laboratories’ negotiations with the payor community, the Company’s goal to move to accrual accounting for additional payors and the Company’s ability to continue its cost improvement initiatives and build value for its shareholders, Sequenom Laboratories’ anticipation of receiving its first patient samples from Quest Laboratories in the third quarter, Sequenom Laboratories’ and the Company’s expectations regarding the impact and benefits of the VisibiliT test on providers and patients and Sequenom Laboratories’ plans to first launch the VisibiliT test internationally in August 2014, growing demands for additional test choices by the broader prenatal testing community, Sequenom Laboratories’ plans for and the timing of its launch of the Enhanced Sequencing Series II for its MaterniT21 PLUS test and the expected impact and benefits of the Enhanced Sequencing Series II for the MaterniT21 PLUS test on patient care, the Company’s commitment to improving healthcare through revolutionary genomic and genetic analysis solutions, and Sequenom Laboratories’ changing the landscape in genetic disorder diagnostics,are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test and the VisibiliT test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory-developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostic laboratory developed tests, the Company’s financial position, the timing and amount of reimbursement that Sequenom Laboratories receives from payors for its laboratory-developed tests, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K for the year ended December 31, 2013, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$82,119	$71,257
Accounts receivable, net	5,539	2,552
Inventories	5,012	11,598
Other current assets and prepaid expenses	3,552	2,652
Assets of discontinued operations	—	13,475

Total current assets	96,222	101,534
Property, equipment and leasehold improvements, net	18,837	24,378
Other assets	16,543	16,482
Noncurrent assets of discontinued operations	—	2,308

Total assets	$131,602	$144,702

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,103	$9,086
Accrued expenses	23,902	24,554
Long-term debt and obligations, current portion	7,718	7,643
Other current liabilities	4,306	2,151
Accrued income taxes	2,769	—
Liabilities of discontinued operations	—	6,207

Total current liabilities	44,798	49,641
Long-term liabilities	136,123	140,618
Long-term liabilities of discontinued operations	—	946
Cumulative translation adjustment of discontinued operations	—	527
Total stockholders’ equity (deficit)	(49,319)	(47,030)

Total liabilities and stockholders’ equity (deficit)	$131,602	$144,702

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Diagnostic services revenue, net	$39,782	$24,526	$76,843	$53,609
Cost of diagnostic services	22,410	20,634	45,180	41,713

Gross margin	17,372	3,892	31,663	11,896

Operating expenses:
Selling and marketing	7,920	9,978	16,479	19,955
Research and development	7,087	10,910	13,876	22,522
General and administrative	14,590	12,222	27,070	25,442
Restructuring costs	975	—	1,885	—

Total operating expenses	30,572	33,110	59,310	67,919

Loss from operations	(13,200)	(29,218)	(27,647)	(56,023)
Other income (expense), net	(2,092)	(2,185)	(4,190)	(4,361)

Loss from continuing operations before income taxes	(15,292)	(31,403)	(31,837)	(60,384)
Income tax benefit (expense)	6,928	(116)	6,804	(117)

Loss from continuing operations	(8,364)	(31,519)	(25,033)	(60,501)
Discontinued operations:
Earnings from discontinued operations, net of tax	12,817	496	13,812	118

Gain from discontinued operations	12,817	496	13,812	118

Net earnings (loss)	$4,453	$(31,023)	$(11,221)	$(60,383)

Net earnings (loss) per common share, basic and diluted
Continuing operations	$(0.07)	$(0.27)	$(0.22)	$(0.52)
Discontinued operations	$0.11	$—	$0.12	$—
Net earnings (loss) per common share, basic and diluted	$0.04	$(0.27)	$(0.10)	$(0.52)

Weighted average number of shares outstanding, basic and diluted	116,454	115,174	116,260	115,107

SEQUENOM, INC.

RECONCILIATION OF GAAP OPERATING CASH FLOW TO CASH BURN

(Unaudited)

(In thousands, except amounts per share)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash Burn:
Net cash used in operating activities	$2,090	$34,368	$18,186	$55,169
Purchases of property, equipment and leasehold improvements	146	5,192	551	9,048
Payments on long-term obligations	1,909	1,896	3,814	3,761

Cash burn(1)	$4,145	$41,456	$22,551	$67,978

(1)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.